                            STOCK PURCHASE AGREEMENT


                                     between


                        INFINITY BROADCASTING CORPORATION

                                       and

                              GRANUM HOLDINGS L.P.



                            Dated as of March 3, 1996

                                TABLE OF CONTENTS

                                                                  PAGE


ARTICLE I:  DEFINITIONS............................................  1

ARTICLE II:  PURCHASE AND SALE OF STOCK............................  7
         2.1  General..............................................  7
         2.2  Stock Purchase Price; Adjustments....................  7
         2.3  Payment of the Stock Purchase Price.................. 12
         2.4  Delivery of the Stock................................ 12
         2.5  Delivery by the Seller............................... 12
         2.6  Delivery by the Buyer................................ 13

ARTICLE III:  CLOSING.............................................. 14

ARTICLE IV:  REPRESENTATIONS AND WARRANTIES........................ 14
         4.1  Representations and Warranties of the Seller......... 14
         4.2  Representations and Warranties of the Buyer.......... 37
         4.3  Survival of Representations and Warranties........... 39
         4.4      Limitation on Remedies........................... 39
         4.5  Schedules............................................ 40
         4.6  No Implied Representation............................ 40

ARTICLE V:  COVENANTS AND TRANSACTIONS PRIOR TO CLOSING............ 40
         5.1  Access to Information Concerning Properties and
                  Records; Confidentiality......................... 40
         5.2  Conduct of the Businesses of the Companies and the
                  Subsidiaries Prior to the Closing Date........... 42
         5.3  Antitrust Laws....................................... 44
         5.4  Applications for FCC Consents........................ 45
         5.5      Employee Benefit Matters......................... 47
         5.6  Credit Agreement..................................... 50
         5.7  Notification......................................... 50
         5.8  No Inconsistent Action .............................. 51
         5.9  Non-Solicitation..................................... 51
         5.10      Financial Statements............................ 51
         5.11  Repair of Assets.................................... 53
         5.13      Commitments for Financing....................... 55
         5.14  Further Actions..................................... 55

ARTICLE VI:  CONDITIONS PRECEDENT.................................. 56
         6.1  Conditions Precedent to Obligations of Parties....... 56
         6.2  Conditions Precedent to Obligation of the Buyer...... 56
         6.3  Conditions Precedent to the Obligation of the
                  Seller........................................... 58

ARTICLE VII:  ASSUMPTION OF CERTAIN OBLIGATIONS
                        AND LIABILITIES; INDEMNIFICATION........... 59
         7.1  Assumption and Indemnification....................... 59
         7.2  Procedure............................................ 60
         7.3  Payment.............................................. 62

                                                                  PAGE

ARTICLE VIII:  MISCELLANEOUS....................................... 62
         8.1  Termination and Abandonment.......................... 62
         8.2  Fees and Expenses.................................... 64
         8.3  No Control by the Buyer.............................. 64
         8.4  Transfer Taxes....................................... 64
         8.5  Notices.............................................. 64
         8.6  Entire Agreement..................................... 65
         8.7  Binding Effect; Benefit.............................. 66
         8.8  Assignability........................................ 66
         8.9  Amendment and Modification; Waiver................... 66
         8.10  Public Announcements................................ 67
         8.11      Knowledge....................................... 68
         8.13  Section Headings.................................... 68
         8.14  Counterparts........................................ 68
         8.15  Applicable Law...................................... 68

                                    Schedules


Schedule 1.1                 Stations
Schedule 1.2                 Subisidiaries
Schedule 4.1(a)              Jurisdiction of Organization - Companies
Schedule 4.1(c)              Authorized Capital
Schedule 4.1(c)(i)           Liens on Stock -Companies
Schedule 4.1(c)(ii)          Outstanding Options, Warrants, Etc. - Companies
Schedule 4.1(e)(i)           Liens on Stock - Subsidiaries
Schedule 4.1(e)(ii)          Outstanding Options, Warrants, Etc.-Subsidiaries
Schedule 4.1(f)              Conflicts; Consents
Schedule 4.1(h)              Tax Matters
Schedule 4.1(i)(i)           FCC Licenses
Schedule 4.1(i)(ii)          Pending Applications with FCC
Schedule 4.1(i)(iii)         Proceedings or Complaints at FCC
Schedule 4.1(j)              Insurance Policies
Schedule 4.1(k)(i)           Owned Real Property
Schedule 4.1(k)(ii)          Leased Real Property
Schedule 4.1(k)(iii)         Liens on Real Property
Schedule 4.1(k)(iv)          Liens on Assets
Schedule 4.1(k)(v)           Ownership Exceptions
Schedule 4.1(m)              Legal Proceedings
Schedule 4.1(o)              Undisclosed Liabilities
Schedule 4.1(p)              Changes or Events
Schedule 4.1(q)(i)           Employee Benefit Plans, Agreements
Schedule 4.1(q)(v)           Contributions, Etc. Under Benefit Plans
Schedule 4.1(q)(ix)          Increases in Compensation
Schedule 4.1(s)              Affiliate Transactions
Schedule  4.1(t)(i)          Material Contracts
Schedule 4.1(t)(ii)          Material Contracts Not Valid or Binding
Schedule 4.1(t)(iii)         Consents under Material Contracts
Schedule 4.1(u)              Collective Bargaining Agreements
Schedule 4.2(d)              Buyer's Qualifications as Licensee
Schedule 5.5                 Cause

                            STOCK PURCHASE AGREEMENT



                  STOCK PURCHASE AGREEMENT, dated as of March 3, 1996, between Infinity Broadcasting Corporation, a Delaware corporation (the "BUYER"), and Granum Holdings L.P., a Delaware limited partnership (the "SELLER").
                  WHEREAS, the Seller is the owner, beneficially and of record, of all of the outstanding capital stock (the "STOCK") of GCI Atlanta Holdings, Inc., GCI Baltimore Holdings, Inc., GCI Texas Holdings, Inc., GCI Orlando Holdings, Inc., GCI Dallas Holdings, Inc. and GCI Boston Holdings, Inc. (individually, the "COMPANY" and collectively, the "COMPANIES") which, respectively, are the direct and indirect parent corporations of the Subsidiaries (as hereinafter defined). The Subsidiaries own and operate the Stations (as hereinafter defined); and
                  WHEREAS, the Stock constitutes all of the outstanding capital stock of the Companies; and
                  WHEREAS, the Buyer desires to purchase from the Seller, and the Seller desires to sell to the Buyer, all of the Stock upon the terms and subject to the conditions set forth herein (the sale and purchase of the Stock being referred to herein as the "STOCK PURCHASE").
                  NOW, THEREFORE, the parties hereto agree as follows:

                             ARTICLE I: DEFINITIONS
                  As used in this Agreement, the following terms have the following meanings:

         "AFFILIATE" when used with respect to another Person shall mean any Person controlling, controlled by or under common control with such Person.
         "ANTITRUST DIVISION" means the Antitrust Division of the U.S. Department of Justice.
         "BUSINESS DAY" means any day that is not a Saturday, Sunday or other day on which banks are required or authorized by law to be closed in New York, New York.
         "CLOSING" shall have the meaning ascribed to it in Article
III.
         "CLOSING DATE" shall have the meaning ascribed to it in
Article III.
         "CODE" means the Internal Revenue Code of 1986, as amended. "COMMUNICATIONS ACT" shall mean the Communications Act of
1934, as amended.
         "COMPANY PLANS" shall have the meaning ascribed to it in
Section 4.1(q).
         "CREDIT AGREEMENT" means the Credit Agreement, dated as of March 31, 1995, among Granum Finance Partnership, certain other Granum companies referred to therein, each of the lenders signatory thereto and The Chase Manhattan Bank (National
Association), as agent.
         "DEFERRED INCOME TAXES" means deferred tax assets or liabilities (current or long-term) recorded in accordance with generally accepted accounting practices on a balance sheet; PROVIDED that the term Deferred Income Taxes shall not include any deferred tax asset or liability which arises from the application of purchase price accounting to the acquisitions pursuant to the Summit Agreement.
         "ENVIRONMENTAL LAWS" shall have the meaning ascribed to it in Section 4.1(r).
         "ERISA" means the Employee Retirement Income Security Act of
1974, as amended.
         "FCC" means the Federal Communications Commission.
         "FCC CONSENT" shall have the meaning ascribed to it in
Section 6.1(b).
         "FCC LICENSES" shall have the meaning ascribed to it in
Section 4.1(i).
         "FCC RULES" means the rules, regulations and written policies of the FCC promulgated by the FCC under the Communications Act.
         "FINAL ORDER" means an order of the FCC if:
         (a) the order of the FCC has not been reversed, stayed, enjoined, set aside, annulled or suspended;
         (b) no request for stay, petition for reconsideration, application for review or appeal or SUA SPONTE action of the FCC with comparable effect is pending with respect to the order; and
         (c) the normally applicable time for filing any such request, petition or appeal or for the taking of any such SUA SPONTE action has expired.
         "FTC" means the U.S. Federal Trade Commission.
         "HSR ACT" means the Hart-Scott-Rodino Antitrust Improvements
Act of 1976, as amended, and the rules and regulations thereunder.

         "INTELLECTUAL PROPERTY" means patents, patent applications, trademarks, tradenames, service marks, copyright registrations or copyright applications.
         "LEASED REAL PROPERTY" means the land, buildings and structures leased by any Company or any Subsidiary as lessee and listed in Schedule 4.1(k)(ii) hereto under the name of such Company or Subsidiary, including any additions thereto or substitutions therefor.
         "LIEN" means any mortgage, pledge, security interest, option, adverse claim, encumbrance, lien, claim or charge of any kind, whether voluntarily incurred or arising by operation of law or otherwise.
         "LONG-TERM LIABILITIES" means any long-term liabilities (other than Deferred Income Taxes that are non-current liabilities) required to appear on a balance sheet of the Companies and the Subsidiaries prepared in accordance with generally accepted accounting practices.
         "MATERIAL ADVERSE EFFECT" means any effect that is materially adverse to the business, results of operations or financial condition of the Companies and the Subsidiaries, taken as a whole.
         "MATERIAL CONTRACTS" shall have the meaning ascribed to it in Section 4.1(t).
         "OWNED REAL PROPERTY" means the land, buildings and structures owned by any Company or any Subsidiary and listed on Schedule 4.1(k)(i) under the name of such Company or such

Subsidiary, including any additions thereto or substitutions therefore.
         "PERMITTED LIENS" shall have the meaning ascribed to it in
Section 4.1(k).
         "PERSON" means and includes any natural person, corporation, limited liability company, partnership, limited partnership, firm, joint venture, association, joint-stock company, trust, business trust, unincorporated organization, governmental or regulatory body, or other entity of whatever nature.
         "STATIONS" means the radio stations listed on Schedule 1.1 hereto.
         "STOCK PURCHASE" shall have the meaning ascribed to it in the recitals.
         "STOCK PURCHASE PRICE" shall have the meaning ascribed to it in Section 2.2.
         "SUBSIDIARY" means, as to any Person, a corporation, partnership or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person; provided that the term "SUBSIDIARIES" when used with respect to the Companies shall mean only those Persons listed on Schedule 1.2 hereto.

         "SUMMIT AGREEMENT" means the Stock Purchase Agreement, dated as of June 14, 1994, among Summit Communications Group, Inc., Summit Broadcasting Holding Company, and Granum Communications, Inc.
         "WORKING CAPITAL" means (a) cash and cash equivalents, accounts receivables and other receivables (less the reserve for uncollectible accounts), prepaid expenses (excluding any prepaid advertising and promotion expenses and including prepaid taxes other than income taxes), security deposits, any other current assets that provide economic benefit to the Companies or the Subsidiaries after the Closing and Deferred Income Taxes recorded as a current asset LESS (b) accounts payable, accrued expenses and current liabilities, other accruals, salaries and commissions payable (including an accrual for all sales commissions referred to in Schedule 4.1(p) that have not been paid at or prior to the Closing, whether or not required by generally accepted accounting practices), the current portion of long-term debt and Deferred Income Taxes recorded as a current liability, all as determined in accordance with generally accepted accounting practices, consistently applied. For the purposes of the definition of Working Capital, (i) net barter receivables shall not exceed $50,000 and (ii) the Seller will maintain a reserve for accounts receivable consistent with past practice but in no event shall such such reserve be less than the lesser of 4.7% of such accounts and $679,000. All of the accounts receivable on the Closing Date Balance Sheet will to the knowledge of the Seller and the Company be good and collectible and free and clear of any Liens.

                     ARTICLE II: PURCHASE AND SALE OF STOCK
                 2.1 GENERAL. Upon the terms and subject to the
conditions of this Agreement, on the Closing Date, the Seller agrees to sell to the Buyer, and the Buyer agrees to purchase from the Seller, the Stock.
                  2.2 STOCK PURCHASE PRICE; ADJUSTMENTS. (a) The total consideration for the sale and transfer of the Stock shall be (i) FOUR HUNDRED TEN MILLION DOLLARS ($410,000,000) plus (ii) the amount of the Estimated Working Capital (as defined below) plus (iii) the estimated aggregate amount of Deferred Income Tax Assets (as defined below) minus (iv) the aggregate amount of Deferred Income Tax Liabilities (as defined below) minus (v) the aggregate amount of the Estimated Long-Term Liabilities (as defined below), if any, (collectively, the "STOCK PURCHASE PRICE"), payable as set forth in Section 2.3 and subject to adjustment as provided in Section 2.2(b).
                  (b) (i) The Seller shall, at least two Business Days prior to the Closing, cause to be prepared and delivered to the Buyer a statement (the "PRELIMINARY STATEMENT") setting forth the estimated calculations (which calculations shall be reasonably satisfactory to the Buyer) of the Working Capital of the Companies and the Subsidiaries (the "ESTIMATED WORKING CAPITAL"), the amount of the Long-Term Liabilities (the "ESTIMATED LONG-TERM LIABILITIES"), the amount of the Deferred Income Taxes recorded as a non-current asset (the "DEFERRED INCOME TAX ASSET") and the amount of the Deferred  Income Taxes  recorded as a non-current  liability  (the
"DEFERRED INCOME TAX LIABILITY"), each as of the close of business of the Companies and the Subsidiaries on the Closing Date. Such calculations shall be prepared on a basis consistent with the December 31, 1994 balance sheet of Seller included in the Financial Statements (as defined in Section 4.1(g)) and as specifically provided in this Agreement.
                        (ii) Within 90 calendar days after the Closing, the Seller shall cause to be prepared and delivered to the Buyer (i) a balance sheet of the Companies and the Subsidiaries (the "CLOSING DATE BALANCE SHEET"), prepared in accordance with generally accepted accounting principles, consistently applied and (ii) a statement (the "STATEMENT") setting forth the Working Capital, the amount of the Long-Term Liabilities, the amount of the non-current Deferred Income Tax Asset and the amount of the non-current Deferred Income Tax Liability, each as of the close of business of the Companies and the Subsidiaries on the Closing Date. At the same time, the Seller shall also cause to be prepared and delivered to the Buyer a statement (the "ADJUSTMENT STATEMENT") setting forth the calculation of the sum of (a) the Working Capital as shown on the Statement minus the Estimated Working Capital as shown on the Preliminary Statement, (b) the non-current Deferred Income Tax Asset as shown on the Statement minus the estimated non-current Deferred Income Tax Asset, (c) the Estimated Long-Term Liabilities minus the Long-Term Liabilities as shown on the Statement, (d) the estimated non-current Deferred Income Tax Liability minus the non-current

Deferred Income Tax Liability (such sum, which might be a negative number, referred to hereinafter as the "ADJUSTMENT AMOUNT"). The Buyer shall provide the Seller with access to the relevant books and records and employees of each of the Companies to the extent required to prepare the Closing Date Balance Sheet, the Statement and the Adjustment Statement.
                       (iii) After receipt of the Closing Date Balance Sheet, the Statement and the Adjustment Statement, the Buyer will have 30 calendar days to review the Closing Date Balance Sheet, the Statement and the Adjustment Statement together with the workpapers used in their preparation. Unless the Buyer delivers written notice to the Seller setting forth the specific items disputed by the Buyer, on or prior to the thirtieth day after its receipt of the Closing Date Balance Sheet, the Statement and the Adjustment Statement, the Buyer will be deemed to have accepted and agreed to the Closing Date Balance Sheet, the Statement and the Adjustment Statement and such agreement will be final and binding. If the Buyer so notifies the Seller of its objections to any of the Closing Date Balance Sheet, the Statement or the Adjustment Statement, the Buyer and the Seller will, within 30 days following the notice (the "RESOLUTION PERIOD"), attempt to resolve their differences. Any resolution by the Buyer and the Seller during the Resolution Period as to any disputed amounts will be final, binding and conclusive. If the Buyer and the Seller do not resolve all disputed items by the end of the Resolution Period, then all items remaining in dispute will be submitted within 30 days after the expiration of the Resolution

Period to the New York office of Ernst & Young LLP or such other independent accounting firm of national reputation mutually acceptable to the Buyer and the Seller (the "NEUTRAL AUDITOR"). If the Buyer and the Seller are at any time unable to agree on the Neutral Auditor, then the Buyer and the Seller will each have the right to request the American Arbitration Association to appoint the Neutral Auditor. All fees and expenses relating to the work, if any, to be performed by the Neutral Auditor will be borne (i) by the Buyer in the same proportion that the aggregate amount of all of the objections on the Closing Date Balance Sheet, the Statement and the Adjustment Statement that are submitted by the Buyer to the Neutral Auditor and are unsuccessfully disputed by the Buyer, bear to the total amount of all of such objections and (ii) by the Seller in the same proportion that the aggregate amount of all of the objections on the Closing Date Balance Sheet, the Statement and the Adjustment Statement that are submitted by the Buyer to the Neutral Auditor and are successfully disputed by the Buyer, bear to the total amount of all of such objections. The Buyer and the Seller shall reimburse the other to the extent the other pays more than the amount so required pursuant to the preceding sentence. The Neutral Auditor will deliver to the Buyer and the Seller a written determination (such determination to include a work sheet setting forth all material calculations used in arriving at such determination and to be based solely on information provided to the Neutral Auditor by the Seller, the Companies and the Buyer) of the disputed items within 30 days of receipt of the disputed items, which determination will be final, binding and conclusive. The final, binding and conclusive Closing Date Balance Sheet, Statement and Adjustment Statement, which either are agreed upon by the Buyer and the Seller or are delivered by the Neutral Auditor in accordance with this Section 2.2(b), will be the "CONCLUSIVE BALANCE SHEET," the "CONCLUSIVE STATEMENT" and the "CONCLUSIVE ADJUSTMENT STATEMENT," respectively.
                        (iv) If the Adjustment Amount as shown on the Conclusive Adjustment Statement is a negative number, then the Stock Purchase Price will be reduced by such amount, and the Seller shall pay to the Buyer an amount in cash equal to the absolute value of such Adjustment Amount. If the Adjustment Amount as shown on the Conclusive Adjustment Statement is a positive number, then the Stock Purchase Price will be increased by such amount, and the Buyer shall pay to the Seller an amount in cash equal to such Adjustment Amount. All payments to be made pursuant to this Section 2.2(b)(iv) will be made on the second Business Day following the date on which the Buyer and the Seller agree to, or the Neutral Auditor delivers, the Conclusive Balance Sheet, the Conclusive Statement and the Conclusive Adjustment Statement. Any payment required to be made by the Seller or the Buyer pursuant to this Section 2.2(b)(iv) shall bear interest from the Closing Date through the date of payment at a rate of interest equal to the prime rate per annum publicly announced from time to time by Chase Manhattan Bank, N.A. at its principal office in New York City, and shall be payable by wire transfer of immediately available funds to an account or accounts designated by the party entitled to receive such funds prior to the date when such payment is due.
                  2.3 PAYMENT OF THE STOCK PURCHASE PRICE. On the terms and subject to the conditions of this Agreement, payment of the Stock Purchase Price shall be made at the Closing on the Closing Date by delivery to the Seller of the Stock Purchase Price by wire transfer of immediately available funds to an account or accounts designated by the Seller to the Buyer no less than two Business Days prior to the Closing Date.
                  2.4 DELIVERY OF THE STOCK. On the terms and subject to the conditions of this Agreement, the Seller shall, at the Closing on the Closing Date, transfer, assign and deliver to the Buyer or its designee certificates evidencing the Stock. Such certificates evidencing the Stock shall be duly endorsed in blank, or be accompanied by stock transfer powers duly executed in blank, with all necessary stock transfer tax stamps affixed thereto and cancelled. The Seller shall sell the Stock to the Buyer free and clear of all Liens, except for any encumbrances created by or on behalf of the Buyer or any of its Affiliates.
                  2.5  DELIVERY BY THE SELLER.  At the Closing on the
Closing Date, the Seller shall deliver or cause to be delivered to the Buyer:
                  (a) The certificates, legal opinions and the release referred to in Section 6.2(c), 6.2(d), 6.2(f) and 6.2(h);
                  (b) The written resignations of all officers and directors requested by Buyer pursuant to Section 6.2(g).

                  (c) Copies of the resolutions of the general partners of the Seller certified by an authorized person as being correct and complete and then in full force and effect, authorizing the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby;
                  (d) The minute books, corporation seals and stock transfer records of the Companies and the Subsidiaries; and
                  (e) If there is no Final Order with respect to the transfer of the Stations, a Reversal Agreement (as defined in Section 6.1(c)), executed on behalf of the Seller.
                  2.6  DELIVERY BY THE BUYER.  At the Closing on the
Closing Date, the Buyer shall deliver or cause to be delivered to the Seller:
                  (a) The certificate and legal opinions referred to in
         Section 6.3(c) and 6.3(d);
                  (b) Copies of the resolutions of the board of directors of the Buyer certified by the secretary or assistant secretary thereof as being correct and complete and then in full force and effect, authorizing the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby; and
                  (c) If there is no Final Order with respect to the transfer of the Stations, a Reversal Agreement (as defined in Section 6.1(c)), executed on behalf of the Buyer.

                              ARTICLE III: CLOSING
                  Unless this Agreement shall have been terminated and the transactions herein contemplated shall have been abandoned pursuant to Section
8.1 hereof, subject to the provisions of Article VI, the closing with respect to the purchase and sale of the Stock (the "CLOSING") shall take place at the offices of Simpson Thacher & Bartlett, 425 Lexington Avenue, New York, New York 10017, or such other place, time and date as the parties may agree. The actual time and date of the Closing are herein referred to as the "CLOSING DATE".

                   ARTICLE IV: REPRESENTATIONS AND WARRANTIES
                  4.1  REPRESENTATIONS AND WARRANTIES OF THE SELLER.  The
Seller represents and warrants to the Buyer as follows:
                  (a) DUE ORGANIZATION OF THE SELLER AND THE COMPANIES. The Seller is a limited partnership duly organized, validly existing and in good standing under the laws of the State of Delaware. Each of the Companies is duly organized, validly existing and in good standing under the laws of the state set forth opposite its name on Schedule 4.1(a) hereto. Accurate and complete copies of the certificates of incorporation, including all amendments thereto and restatements thereof, and bylaws of each Company have been delivered to the Buyer. Accurate and complete copies of the corporate minutes and the stock record books of the Companies have been delivered to the Buyer. Complete and accurate records with respect to the issuance, transfer, redemption and cancellation of shares of capital stock of the Companies are contained in the stock record books which have been delivered to the Buyer.
                  (b) AUTHORIZATION AND VALIDITY OF AGREEMENT. The Seller has all requisite power and authority to enter into this Agreement and to perform its obligations hereunder. The execution, delivery and performance by the Seller of this Agreement and the consummation by it of the transactions contemplated hereby have been duly authorized by all necessary action on the part of the Seller, and no other action on the part of the Seller is necessary for the execution, delivery and performance by the Seller of this Agreement and the consummation by it of the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Seller and, assuming due authorization, execution and delivery by the Buyer, is a legal, valid and binding obligation of the Seller, enforceable against the Seller in accordance with its terms, except to the extent limited by bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting creditors' rights generally and by general equity principles regardless of whether such enforceability is considered in a proceeding in equity or at law.
                  (c) CAPITALIZATION. The authorized, issued and outstanding capital stock of each of the Companies and each of the Subsidiaries is as set forth on Schedule 4.1(c) hereto. Each of the shares constituting the Stock is duly authorized, validly issued, outstanding, fully paid and nonassessable and owned by the Seller. The Stock constitutes all of the issued and outstanding capital stock of the Companies. The Seller owns beneficially and of record, the Stock, free and clear of any Liens, other than as set forth on
Schedule 4.1(c)(i) hereto. Except as set forth on Schedule 4.1(c)(ii) hereto, there are no outstanding existing or authorized subscriptions, options, warrants, calls, rights or any other agreements of any character obligating the Seller or any of the Companies to issue or sell any shares of the capital stock of the Companies or any securities convertible into such capital stock, and there are no voting trusts or other agreements or understandings with respect to the voting of the Stock.
                  (d) GOOD TITLE. Upon consummation of the Stock Purchase at the Closing, as contemplated by this Agreement, the Seller will deliver to the Buyer valid title to the Stock free and clear of any Liens, except for any encumbrances created by or on behalf of the Buyer or any of its Affiliates.
                  (e) SUBSIDIARIES. (i) Each Subsidiary is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and is duly qualified to do business as a foreign corporation and is in good standing in the state in which the Stations which it owns are located. Accurate and complete copies of the certificates of incorporation or articles of incorporation, as the case may be, including all amendments thereto and restatements thereof, and bylaws of each Subsidiary have been delivered to the Buyer. Accurate and complete copies of the corporate minutes and the stock record books of the Subsidiaries have been delivered to the Buyer.

Complete and accurate records with respect to the issuance, transfer, redemption and cancellation of shares of capital stock of the Subsidiaries are contained in the stock record books which have been delivered to the Buyer. Except as set forth on Schedule 4.1(e)(i) hereto, all of the outstanding shares of capital stock or other equity interests of each Subsidiary have been duly authorized, validly issued and are fully paid and nonassessable and are owned by one or more of the Companies or another Subsidiary free and clear of all Liens. Except as indicated in Schedule 4.1(e)(ii) hereto, there are no outstanding, existing or authorized subscriptions, options, warrants, calls, rights or any other agreements of any character obligating the Seller, any of the Companies or any of the Subsidiaries to issue or sell any shares of the capital stock of the Subsidiaries or any securities convertible into such capital stock, and there are no voting trusts or other agreements or understandings with respect to the voting of the capital stock of the Subsidiaries.
                  (ii) Granum Finance Partnership, a New York general partnership ("GRANUM FINANCE"), the only general partners of which are the Companies, has engaged in no activities or operations and has no assets or liabilities except those related to entering into the Credit Agreement and the transactions contemplated thereby. An accurate and complete copy of the partnership agreement of Granum Finance has been delivered to the Buyer.
                  (f)  NO CONFLICT; CONSENTS.  Except as set forth on
Schedule 4.1(f) hereto and except for any consent, approval, filing or notice that would not, if not given or made, or any violation, conflict, breach, termination, default or acceleration which (in the case of (i), (ii) or (iv)) does not have a material adverse effect on any of the Companies, the execution, delivery and performance by the Seller of this Agreement and the consummation by it of the transactions contemplated hereby will not either alone or with the passage of time or both: (i) violate any provision of any law, rule, regulation, order, judgment or decree applicable to the Seller, any of the Companies or any of the Subsidiaries; (ii) require any consent or approval of, or filing with or notice to, any governmental or regulatory authority under any provision of any law applicable to the Seller, any of the Companies or any of the Subsidiaries, except for any consent, approval, filing or notice requirements which become applicable solely as a result of the specific regulatory status of the Buyer or any of its Affiliates or which the Buyer or any of its Affiliates are otherwise required to obtain;
(iii) violate the organizational documents of the Seller, any of the Companies or any of the Subsidiaries; and (iv) require any consent, approval or notice under, and will not conflict with, or result in the breach or termination of, or constitute a default under, or result in the acceleration of the performance by the Seller, any of the Companies or any of the Subsidiaries under, any Material Contract, indenture, mortgage, deed of trust, lease, license, franchise, contract, agreement or other instrument to which the Seller, any of the Companies or any of the Subsidiaries is a party or by which any of them, or any of their assets, are bound or encumbered.
                  (g) FINANCIAL STATEMENTS. The Seller heretofore has delivered to the Buyer (i) a copy of the audited consolidated balance sheets of the Seller as at December 31, 1994, 1993 and 1992 and the unaudited consolidated balance sheet as at September 30, 1995 (such balance sheets and any notes thereto being referred to herein as the "SELLER BALANCE SHEETS"), the audited consolidated income statements of the Seller for each year in the three-year period ended December 31, 1994 and the unaudited consolidated income statement of the Seller for the nine-month period ended September 30, 1995 (such income statements and any notes thereto being referred to herein as the "SELLER INCOME STATEMENTS") and the audited consolidated statement of cash flows for each of the three-years ended December 31, 1994, 1993 and 1992 (the "SELLER CASH FLOW STATEMENTS") and
(ii) a copy of the unaudited balance sheets for the Companies as at December 31, 1994 and for the nine-month period ended September 30, 1995 (only if the Company was owned by the Seller at such time) (such balance sheets and any notes thereto being referred to herein as the "COMPANIES BALANCE SHEETS") and unaudited income statements of the Companies for the year ended December 31, 1994 and September 30, 1995 (or for the period for which a Company was owned by the Seller, if shorter) (collectively with any notes thereto and the Companies Balance Sheets, the Seller Balance Sheets, the Seller Income Statements and the Seller Cash Flow Statements, the "FINANCIAL STATEMENTS"). The Financial

Statements were prepared in accordance with generally accepted accounting principles applied on a consistent basis, except as may be indicated in the notes thereto. The Financial Statements accurately reflect the books, records and accounts of the Seller and the Companies, as applicable, in all material respects and present fairly in all material respects as of the dates and for the periods stated therein the financial condition and results of operations of the Seller or the Companies taken as a whole, as applicable, except that the
September 30, 1995 financial statements are subject to normal year-end adjustments, none of which will be material and normal adjustments related to the acquisitions under the Summit Agreement.
                  (h) TAX MATTERS. (a) With respect to the Companies and their respective Subsidiaries, except as set forth in Schedule 4.1(h), (i) all Tax Returns (as defined below) with respect to Taxes (as defined below) that are required to be filed by or with respect to the Companies (or their respective Subsidiaries) have been (and as of the Closing Date will have been), in all material respects, accurately prepared and duly and properly filed, (ii) all Taxes shown to be due on the Tax Returns referred to in clause (i) and all other material Taxes payable by the Companies (or their respective Subsidiaries) (whether or not requiring the filing of any Tax Return) have been (and as of the Closing Date will have been) paid or adequately accrued for, (iii) none of the Tax Returns referred to in clause (i) have been examined by the Internal Revenue Service or the appropriate state, local or foreign taxing authority, (iv) all material deficiencies asserted or assessments made for Taxes against the Companies (or their respective Subsidiaries) have been paid in full, (v) no issues have been raised by any taxing authority in respect of Taxes that may be payable by the Companies (or their respective Subsidiaries), (vi) no extensions or waivers of statutes of limitation have been given or requested by or with respect to any Taxes of the Companies (or their respective Subsidiaries), and (vii) there are no pending audits relating to Taxes of the Companies (or their respective
Subsidiaries). The representations made herein in respect of any Subsidiary refer only to periods during which any Company or Seller owned such Subsidiary. With respect to any Subsidiary, the term Taxes shall include only Taxes arising with respect to the operation of the Subsidiary after it was acquired by a Company or the Seller and the term Tax Return shall refer to Tax Returns required to filed in respect of such Taxes. The Seller further represents that
(x) GCI Atlanta Holdings, Inc., GCI Baltimore Holdings, Inc. and GCI Texas Holdings, Inc. (collectively, the "INDEMNITEES"), are each entitled (and will not as a result of the Stock Purchase, cease to be entitled on the same terms) to the benefits of (i) the indemnity set forth in Sections 12.1(d) and 12.1(e) of the Summit Agreement and recourse for breaches of the representations and warranties set forth in Section 4.17 of the Summit Agreement and (ii) the Stock Escrow Agreement and the Cash Escrow Agreement, each dated as of May 2, 1995, by and among Time Warner Inc., Granum Communications, Inc., Summit Communications Group, Inc. ("SUMMIT"), certain stockholders of Summit identified on the signature page thereto, and United States Trust Company of New York and (y) to the knowledge of Seller and the Companies, the payments under the indemnity and escrow agreements described in clause (x) would be sufficient to discharge any Taxes for which the Indemnitees and their respective Subsidiaries would be liable relating to periods prior to the acquisition of such Indemnitees by the Seller.
                  (b)      No Tax is required to be withheld pursuant to
Section 1445 of the Code as a result of the transfers
contemplated by this Agreement.
                  (c) "Taxes" shall mean all federal, state, local, and foreign taxes or similar duties or charges, including, without limitation, income, employment, unemployment, withholding, social security, real property, personal property, excise, sales, use and franchise taxes, levies, assessments, imports, duties, licenses and registration fees and charges of any nature whatsoever, including interest, penalties and additions with respect thereto any interest in respect of such additions or penalties. "Tax Returns" shall mean all returns or reports required to be filed by or with respect to the Companies (or their respective Subsidiaries).
                  (i) FCC LICENSES. The Subsidiaries validly hold all licenses and authorizations (collectively, the "FCC LICENSES") pursuant to Final Orders (except as disclosed in Schedule 4.1(i)(ii)), as are necessary to operate the Stations as they are currently operated. Schedule 4.1(i)(i) hereto lists all FCC Licenses as are necessary to operate the Stations as they are currently operated, having the expiration dates indicated therein, each of which is in full force and effect. Each Station is being operated in all material respects in accordance with the terms and conditions of the FCC Licenses applicable to it and in accordance with the FCC Rules and the Communications Act. Except as disclosed in Schedule 4.1(i)(iii), no proceedings are pending or, to the knowledge of the Seller, any of the Companies or any of the Subsidiaries, are threatened which may result in the revocation, modification, non-renewal or suspension of any of the FCC Licenses, the issuance of any cease and desist order or the imposition of any material fines, forfeitures or other administrative actions by the FCC with respect to the Stations or their operation, other than proceedings affecting the radio broadcasting industry in general. There are not any unsatisfied or otherwise outstanding forfeiture notices issued by the FCC with respect to any Station or its operation.
                  Except as disclosed on Schedule 4.1(i)(ii), the Seller does not have any pending applications at the FCC relating to the FCC Licenses or the Stations. None of the Seller, any Company or any Subsidiary is a party to any proceeding or complaint at the FCC except as disclosed on Schedule 4.1(i)(iii). To the best knowledge of the Seller, the Companies and the Subsidiaries, there is no reason that the FCC Licenses will not be renewed in the ordinary course, and there are no facts that, under the Communications Act or the FCC Rules, would disqualify any of them as transferors of the FCC Licenses. All reports or documents required since the acquisition of the Stations by the Seller, the

Companies and the Subsidiaries to be filed with the FCC with respect to the Stations have been filed; all material items as are required to be placed in the Stations' local public files have been placed in such files; and all information contained in the foregoing documents is true, complete and correct in all material respects.
                  (j) INSURANCE. The Seller has in effect with respect to the Stations the policies of insurance listed on Schedule 4.1(j). Such policies are in full force and effect and all premiums due have been paid in full.

                  (k) TITLE TO PROPERTY; LIENS AND ENCUMBRANCES. (i) Schedule 4.1(k)(i) lists all Owned Real Property having a value in excess of $100,000 and used in the operation of the Stations and the Companies and the Subsidiaries have good and marketable title to such Owned Real Property. Schedule 4.1(k)(ii) lists all leases relating to Leased Real Property. Each of the Companies and the Subsidiaries owns a valid and subsisting interest as lessee under the Leased Real Property and except as set forth on Schedule 4.1(k)(iii) hereto, all such Owned Real Property and Leased Real Property is free and clear of all Liens except (i) statutory Liens arising or incurred in the ordinary course of business with respect to which the underlying obligations are not delinquent or the validity of which is being contested in good faith by appropriate proceedings and for which adequate reserves for monies owed are reflected on the Financial Statements in accordance with generally accepted accounting principles, (ii) Liens for taxes not yet delinquent or the validity of which are being contested in good faith by appropriate proceedings and for which adequate reserves are reflected on the Financial Statements in accordance with generally accepted accounting principles, (iii) Liens which constitute valid leases or subleases from any of the Companies to third parties on Owned Real Property or Leased Real Property that is not used in the operations of the Stations and (iv) Liens and defects in title that are not material to the lessee (the types of Liens identified in clauses (i) through (iv) above being herein referred to as "PERMITTED LIENS").
                  (ii) All improvements on the Owned Real Property and Leased Real Property are in compliance with applicable zoning and land use laws, ordinances and regulations in all respects necessary to conduct the operation of the Stations operating thereon as presently conducted, except for any instances of non-compliance which do not and will not in the aggregate have a material adverse effect on the owner or lessee of such Owned Real Property or Leased Real Property, respectively. All such improvements are in good working condition and repair, are insurable at standard rates, and comply in all material respects with the FCC Rules and all other applicable federal, state and local statutes, ordinances and regulations. All of the transmitting towers, ground radials, guy anchors, transmitter buildings and related improvements located on the Owned Real Property are located entirely in the Owned Real Property.
                  (iii) None of the Seller, any of the Companies or any of the Subsidiaries has any knowledge of any pending, threatened or contemplated action to take by eminent domain or otherwise to condemn any part of the Owned Real Property or the Leased Real Property.
                  (iv) Except as specified on Schedule 4.1(k)(iv) and except for Permitted Liens, each of the Companies and the Subsidiaries, as applicable, has good title to the assets owned by it including, without limitation, all leasehold interests applicable to the Stations, free and clear of all Liens. All tangible personal property owned by any of the Companies or the Subsidiaries is in a good state of repair and operating condition subject to normal repair, maintenance and replacement. The technical equipment constituting a part of such assets is in a good state of repair and operating condition (ordinary wear and tear excepted) and comply in all material respects with all applicable FCC Rules, the Communications Act and all other applicable laws, rules, regulations and ordinances. Except as set forth on Schedule 4.1(k)(v), the Companies own, directly or indirectly, all assets, properties, rights, franchises, claims and agreements of every kind and description used to conduct the businesses and operations of the Companies and the Subsidiaries as they are presently conducted.
                  (l) PATENTS, TRADEMARKS, TRADENAMES, SERVICE MARKS AND COPYRIGHTS. Other than the call letters relating to each of the Stations, there is no material Intellectual Property owned, licensed or used by or registered in the name of any of the Companies or the Subsidiaries which apply to the Stations. To the knowledge of the Seller and the Companies, each of the

Companies and the Subsidiaries owns, free and clear of all Liens, and without infringement on the rights of others, all right and interest in, and right and authority to use in connection with the conduct of the business of the respective Stations as presently conducted, all Intellectual Property used in such business and there are not outstanding or, to the knowledge of the Seller, threatened judicial or adversary proceedings with respect thereto.
                  (m) LEGAL PROCEEDINGS.  Except as described on Schedule 4.1(m)
hereto, there is no claim, legal action, decree, judgment, order, arbitration or other proceeding, suit or governmental investigation pending, or to the knowledge of the Seller, the Companies or the Subsidiaries, threatened, against any Company or any Subsidiary which, individually or in the aggregate, is expected to have a Material Adverse Effect or which, as of the date hereof, seeks to enjoin or prohibit or otherwise question the validity of any action to be taken by the Seller in connection with this Agreement.
                  (n)  CONDUCT  OF  BUSINESS  IN  COMPLIANCE   WITH   REGULATORY
REQUIREMENTS. None of the Seller, the Companies or the Subsidiaries is in violation of, or in default with respect to, any order, law, rule or regulation of any federal, state, municipal or governmental department, commission, board, bureau, agency or instrumentality which affects the Companies or the Subsidiaries, except where the violation or default would not give rise, individually or in the aggregate, to a Material

Adverse Effect or would not give any third party the right to enjoin the transactions contemplated by this Agreement.
                  (o) ABSENCE OF UNDISCLOSED LIABILITIES. Except for liabilities
(a) reflected or reserved against in the Financial Statements or incurred in the ordinary course of business since September 30, 1995, or (b) disclosed in
Schedule 4.1(o), the Companies and the Subsidiaries, taken as a whole, have no material liabilities, commitments, indebtedness or obligations of any nature, whether absolute, accrued, contingent or otherwise, and whether due or to become due except for ordinary course contractual liabilities.

                  (p)  ABSENCE  OF CHANGES OR  EVENTS.  Except as  disclosed  in
Schedule 4.1(p), since September 30, 1995, the business of the Stations has been conducted in all material respects only in the ordinary course and none of the Seller, the Companies or the Subsidiaries have, except in the ordinary course of business or except for transfers to any other Company or Subsidiary, purchased, sold, assigned or transferred any of the assets of the Stations or made or obligated itself in any way to make any increase in the compensation, incentive, opportunity or benefits payable to any employee of the Stations, except for regular periodic employee pay raises consistent with past practice. (q) EMPLOYEE BENEFIT PLANS. (i) Schedule 4.1(q)(i) lists each "employee benefit plan" (within the meaning of section 3(3) of ERISA), and each bonus, incentive or deferred compensation, severance, termination, employment, retention, change of control, stock option or other equity-based, performance or other employee or retiree benefit or compensation plan, program, arrangement, agreement, policy or understanding, that provides or may provide benefits or compensation in respect of any employee or former employee of any of the Companies or the Subsidiaries or the beneficiaries or dependents of any such employee or former employee or under which any such employee or former employee is or may become eligible to participate or derive a benefit and that is or has been entered into, maintained or established by any of the Companies or the Subsidiaries or any other trade or business, whether or not incorporated, which, together with any of the Companies or the Subsidiaries, is treated as a single employer under section 414 of the Code (such other trades and businesses hereinafter referred to as the "Related Persons"), or to which any of the Companies, the Subsidiaries or Related Persons contributes or is obligated or required to contribute (collectively, the "Company Plans"). The Seller has provided or made available to the Buyer true and complete copies of all written Company Plans; to the extent such documents exist, will provide promptly all trust agreements or other funding arrangements; the two most recent actuarial and trust reports; the two most recent Forms 5500 and all schedules thereto; the most recent IRS determination letter; current summary plan descriptions; and any actuarial study of any post- employment life or medical benefits provided under any such Company Plan.
                  (ii) Each Company Plan intended to be qualified under section 401(a) of the Code, and the trust (if any) forming a part thereof, has received a favorable determination letter from the Internal Revenue Service as to its qualification under the Code and to the effect that each such trust is exempt from taxation under section 501(a) of the Code, and to the knowledge of the Seller and the Companies, neither the Companies nor the Subsidiaries have taken any action since the date of such determination letter that could be reasonably likely to have a material adverse effect on such qualification or tax-exempt status.
                  (iii) Each Company Plan has been operated and administered and is in compliance with the terms of such Company Plan and all applicable laws, rules and regulations, except in the case of any failures so to operate, administer or comply that, individually or in the aggregate, would not reasonably be expected to result in a material liability or obligation of any of the Companies or the Subsidiaries.
                  (iv) No "reportable event" (as such term is used in section 4043 of ERISA), "prohibited transaction" (as such term is used in section 406 of ERISA or section 4975 of the Code) or "accumulated funding deficiency" (as such term is used in section 412 or 4971 of the Code) has heretofore occurred with respect to any Company Plan, except where the liabilities arising out of any such event, individually or in the aggregate, would not reasonably be expected to result in a material liability or obligation of any of the Companies or the Subsidiaries.
                  (v) Except as set forth on Schedule 4.1(q)(v), none of the Companies nor any Subsidiaries has contributed to any

"multiemployer plan" (within the meaning of section 3(37) of ERISA) and none of the Companies, the Subsidiaries nor any of the Related Persons has incurred any withdrawal liability which remains unsatisfied.
                  (vi) The termination of, or withdrawal from, any Company Plan or multiemployer plan to which any of the Companies or any Subsidiaries contributes, on or prior to the Closing Date, will not subject any of the Companies or any Subsidiaries to any material liability under Title IV of ERISA.
                  (vii) Neither the Seller, any of the Companies, any of the Subsidiaries nor any of the Related Persons has incurred (either directly or indirectly, including as a result of any indemnification obligation) any material liability under or pursuant to Title IV of ERISA (other than contributions to any Company Plan or premiums payable to the PBGC, in each case, in the ordinary course of business) or the penalty, excise tax or joint and several liability provisions of the Code relating to employee benefit plans and, to the best knowledge of the Seller, no event, transaction or condition has occurred or exists which could result in any such liability to any of the Companies or the Subsidiaries or, following the Closing, the Buyer.
                  (viii) There are no pending or, to the best knowledge of the Seller, threatened claims by or on behalf of any of the Company Plans, by any current or former employee or otherwise involving any such Company Plan or the assets of any Company Plan (other than routine claims for benefits) which, if adversely determined, could result in a material liability.

                  (ix) Except as set forth on Schedule 4.1(q)(ix), the consummation of the transactions contemplated by this Agreement will not cause an increase in the amount of compensation or benefits or the acceleration of the vesting or timing of payment of any compensation or benefits payable to or in respect of any current or former employee of any of the Companies or the Subsidiaries.
                  (r) ENVIRONMENTAL MATTERS. (i) Except as would not reasonably be expected to result individually or in the aggregate in any material liability under any Environmental Law, all operations and uses by the Company of the Owned Real Property and the Leased Real Property are in compliance with all currently applicable environmental statutes, ordinances, regulations and orders relating to the protection of the environment (collectively, "ENVIRONMENTAL LAWS"). The Companies and Subsidiaries have obtained all permits necessary under Environmental Laws for the operation of the Stations, and all such permits are in full force and effect and the Companies and the Subsidiaries are in compliance with the terms and conditions of all such permits. There are no outstanding Liens on the Seller's or the Companies' interest in any of the Owned Real Property or, to the knowledge of the Sellers or the Companies, the Leased Real Property under any Environmental Laws. None of the Seller, the Companies or the Subsidiaries has received any notice of, or is otherwise aware of, any administrative or judicial investigations, proceedings or actions with respect to violations, alleged or proven, of any Environmental Laws by the

Seller, the Companies or the Subsidiaries or any tenants or subtenants of any of the Seller or the Companies or the Subsidiaries, or otherwise involving such Owned Real Property or such Leased Real Property or the operations conducted on or in such Owned Real Property or such Leased Real Property.
                  (ii) To the knowledge of the Seller or the Companies, and except as would not reasonably be expected to result individually or in the aggregate in any material liability under any Environmental Law, the Owned Real Property and the Leased Real Property is in compliance with all Environmental Laws and there has been no release (nor, to the knowledge of any of the Seller or the Companies, is there any substantial threat of a release) of any hazardous substance at or from such Owned Real Property or such Leased Real Property in amounts or concentrations requiring remediation under or that would violate current Environmental Laws. To the knowledge of the Seller or the Companies, there are no hazardous substances present on such Owned Real Property or Leased Real Property except for ordinary quantities of properly stored hazardous substances found in consumer or commercial products that are used in the normal course of broadcast station operations, including grounds and building operation and maintenance, or except as otherwise present in material compliance with Environmental Laws or as would not reasonably be expected to result individually or in the aggregate in any material liability under any Environmental Law. To the knowledge of the Seller or the Companies, there are no underground storage tanks, or underground piping associated with such tanks, at such Owned Real Property or such Leased Real Property.
                  (s) AFFILIATE TRANSACTIONS. Except as disclosed in Schedule 4.1(s), none of the Seller, the Companies or the Subsidiaries and any of their respective partners, stockholders, officers, directors or Affiliates possesses, directly or indirectly, any financial interest in, or is a partner, directors, officer or employee of, any partnership, corporation, firm, association or business organization which is a client, supplier, customer, lessor, lessee or competitor of any of the Stations or has a banking or other material contractual relationship with any of the Stations.
                  (t) MATERIAL CONTRACTS. Except for (i) contracts or commitments for the sale of advertising time (other than those referred to in clause (ii)) entered into in the ordinary course of business involving not more than $50,000 (except that with respect to GCI Atlanta Holdings, Inc. and its Subsidiaries, such amount shall be not more than $100,000), (ii) trade or barter agreements entered into after the date of this Agreement involving not more than $25,000 per year, and (iii) contracts or commitments (other than those referred to in clauses (i) and (ii)) involving not more than $25,000 per year individually or in a series of related agreements, Schedule 4.1(t)(i) lists all contracts, agreements, leases, and licenses, as to which any Company or any Subsidiary is a party or by which any of them is bound, including, without limitation, all collective bargaining agreements and employment agreements and consulting agreements providing for compensation in excess of $150,000 of salary per year. Such contracts are collectively referred to herein as "MATERIAL CONTRACTS". The Seller is not a party to any contracts, agreements, leases or licenses that relate to the operations of the Stations except those agreements relating to the compensation of managers that are not Transferred Employees (as hereinafter defined). The Seller has delivered to the Buyer copies of all such Material Contracts. Except as set forth on Schedule 4.1(t)(ii) hereto, each Material Contract is valid and binding (except to the extent that the invalidity or nonbinding nature of any Material Contract would not have a material adverse effect on any Company) and is in full force and effect in accordance with its terms and none of the Seller, any Company or any Subsidiary has granted any material waivers or forebearances thereunder and none of the Seller, any Company or any Subsidiary, or to the knowledge of the Seller or any Company of Subsidiary, any third party, is in material default in the performance of any of its obligations under any such Material Contract and no event or circumstance has occurred which, with the giving of notice or the lapse of time or both, would constitute a material default by the Seller, any Company or any Subsidiary under any Material Contract. Except as indicated on Schedule 4.1(t)(iii), the Stock may be sold without the consent of any party to any Material Contract and such sale will not affect the validity or enforceability of any such Material Contract or cause any material change in the substantive terms thereof.

                  (u) PERSONNEL INFORMATION. The Seller will provide the Buyer within ten days of the date of this Agreement, a true and complete list setting forth the names of the employees of each of the Stations and the amount of each such employee's hourly compensation or yearly salary, as applicable, and such list will be comparable, in all material respects, to the information previously disclosed to the Buyer regarding such employees. Except as set forth on Schedule 4.1(u), none of the Seller, the Companies or the Subsidiaries is a party to any contract or agreement with any labor organization, nor has any of the Seller, any of the Companies or any of the Subsidiaries agreed to recognize any union or other collective bargaining unit, nor has any union or other collective bargaining unit been certified as representing any of the Seller's, any of the Companies' or any of the Subsidiaries' employees at any of the Stations. None of the Seller, any of the Companies or any of the Subsidiaries has any knowledge of any organizational effort currently being made or threatened by or on behalf of any labor union with respect to employees of any of the Stations. There are no unfair labor practice charges pending against the Seller, any of the Companies or any of the Subsidiaries; there are no pending or, to the knowledge of the Seller, any of the Companies or any of the Subsidiaries, threatened strikes, arbitration proceedings involving labor matters or other labor disputes affecting the Seller, any of the Companies or any of the Subsidiaries or the Stations and none of the Seller, the Companies or the Subsidiaries has experienced any strikes, work stoppages or other significant labor difficulties of any nature at any of the Stations in the past two years.
                  (ii) The Seller, the Companies and the Subsidiaries have complied in all material respects with all laws relating to the employment of labor, including, without limitation, those laws relating to safety, health, wages, hours, collective bargaining, unemployment insurance, workers' compensation, equal employment opportunity and payment of withholding of taxes.
                  (v) BROKERS, FINDERS, ETC. No broker, finder, consultant or other intermediary is or will be entitled to any broker's or finder's fee or any other commission or similar fee in connection with the transactions contemplated by this Agreement except Morgan Stanley & Co. Incorporated ("MORGAN STANLEY"), whose fees and expenses will be paid by the Seller in accordance with the Seller's agreement with such firm and payment of which shall be confirmed by Morgan Stanley at the Closing.
                  4.2  REPRESENTATIONS AND WARRANTIES OF THE BUYER.  The
Buyer represents and warrants to the Seller as follows:
                  (a) DUE ORGANIZATION AND POWER OF THE BUYER. The Buyer is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of organization.
                  (b) AUTHORIZATION AND VALIDITY OF AGREEMENT. The Buyer has all requisite corporate power and authority to enter into this Agreement and perform its obligations hereunder. The execution, delivery and performance by the Buyer of this Agreement and the consummation by it of the transactions contemplated hereby have been duly authorized by its Board of

Directors, and no other corporate action on the part of the Buyer is necessary for the execution, delivery and performance by the Buyer of this Agreement and the consummation by it of the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Buyer and, assuming due authorization, execution and delivery by the Seller, is a legal, valid and binding obligation of the Buyer, enforceable against the Buyer in accordance with its terms, except to the extent limited by bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting creditors' rights generally and by general equity principles, regardless of whether such enforceability is considered in a proceeding in equity or at law.
                  (c) NO CONFLICT. Except for any consent, approval, filing or notice that would not, if not given or made, or any violation, conflict, breach, termination, default or acceleration which does not, materially impair the ability of the Buyer to consummate the transactions contemplated hereby and except for the consent of the lenders under the Buyer's senior credit facility, the execution, delivery and performance by the Buyer of this Agreement and the consummation by it of the transactions contemplated hereby: (i) will not violate any provision of any law, rule, regulation, order, judgment or decree applicable to the Buyer; (ii) will not require any consent or approval of, or filing or notice to, any governmental or regulatory authority under any provision of any law applicable to the Buyer, except for the requirements of the HSR Act and except for the FCC Consent and, except for any consent, approval, filing or notice requirements which become applicable solely as a result of the specific regulatory status of the Seller or which the Seller or any of its affiliates are otherwise required to obtain; (iii) will not violate any provision of the Certificate of Incorporation or By Laws (or equivalent organizational documents) of the Buyer; and (iv) will not require any consent, approval or notice under, and will not conflict with, or result in the breach or termination of, or constitute a default under, or result in the acceleration of the performance by the Buyer under, any indenture, mortgage, deed of trust, lease, license, franchise, contract, agreement or other instrument to which the Buyer is a party or by which it or any of its assets is bound or encumbered.
                  (d) QUALIFICATIONS AS LICENSEE. Subject to the matters described on Schedule 4.2(d), (i) to the best knowledge of Buyer there are no facts that, under the Communications Act or the FCC Rules, would disqualify it as a transferee of the FCC Licenses and (ii) the Buyer knows of no reason related to the Buyer why the FCC would not approve the transfer of control of the FCC Licenses to the Buyer.
                  4.3 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. The respective representations and warranties of the Seller and the Buyer contained in this
Article IV shall not survive the Closing.
                  4.4 LIMITATION ON REMEDIES. Following the Closing, the Seller shall have no liability in respect of any of the representations and warranties contained herein (or in respect of the certificate delivered pursuant to Section 6.2(c) hereof insofar as such certificate relates to such representations and warranties), whether for damages or otherwise and whether arising in contract, tort or equity or in any other way whatsoever. The Buyer shall not have any right after the Closing in respect of any of the representations and warranties of the Seller to rescind, terminate or cancel this Agreement or the Stock Purchase.
                  4.5 SCHEDULES. Any matter that is disclosed in a Schedule hereto in such a way as to make its relevance to the information called for by another Schedule hereto readily apparent shall be deemed to have been included in such other Schedule, notwithstanding the omission of an appropriate cross reference thereto.
                  4.6 NO IMPLIED REPRESENTATION. The Seller is not making any representation or warranty whatsoever, express or implied, except those representations and warranties of the Seller contained in this Agreement or in any Schedule hereto and the Buyer acknowledges and agrees that it has not relied on or been induced to enter into this Agreement by any representation or warranty other than those expressly set forth in Section 4.1 hereof.

             ARTICLE V: COVENANTS AND TRANSACTIONS PRIOR TO CLOSING
                  5.1 ACCESS TO INFORMATION CONCERNING PROPERTIES AND RECORDS; CONFIDENTIALITY. During the period commencing on the date hereof and ending on the Closing Date, the Seller shall and shall cause the Companies and the Subsidiaries to, upon reasonable request, afford to the Buyer, its counsel, accountants, engineers, appraisers and other authorized representatives and its lenders reasonable access during normal business hours to the properties, equipment, books, accounts, contracts, documents and records of the Companies, the Subsidiaries and the Stations, their businesses and properties, to the extent that doing so does not materially disrupt or interfere with the operations of the Stations, and the Companies shall, within a reasonable period of time, furnish or cause to be furnished to the Buyer and its representatives all existing data and information concerning the business and properties of the Stations as the Buyer may reasonably request. Without limiting the generality of the foregoing, the Buyer shall be given such access to the financial records of the Companies as is necessary for the Buyer to satisfy itself as to the form and substance of the Closing Balance Sheet. All requests for information shall be submitted only to Herb McCord, Peter Ferrara, Michael Weinstein, Morgan Stanley or Simpson Thacher & Bartlett. The Buyer will not initiate or maintain contact with any employee of the Seller, the Companies or the Subsidiaries without the Seller's prior consent, such consent not to be unreasonably withheld or delayed. Prior to the Closing, the Seller will also provide the Buyer with a complete and correct list containing the names of each bank in which each Company and the Subsidiary has an account or safe deposit or lock box, the account or box number, as the case may be, and the name of every person authorized to draw thereon or having access thereto. Subject to Section 5.4(c), the Buyer shall keep, and shall cause its agents, attorneys, employees and representatives to keep, confidential all information obtained by the Buyer with respect to the Stations in accordance with the Confidentiality
Agreement (the "CONFIDENTIALITY AGREEMENT") dated February 26, 1996 by and between the Buyer and Granum Communications, Inc. shall survive and is hereby incorporated by this reference.
                  5.2 CONDUCT OF THE BUSINESSES OF THE COMPANIES AND THE SUBSIDIARIES PRIOR TO THE CLOSING DATE. The Seller agrees that, except as permitted, required or specifically contemplated by this Agreement or as otherwise consented to or approved in writing by the Buyer, during the period commencing on the date hereof and ending at the Closing Date:
                  (a) the business of the Companies and the Subsidiaries shall be conducted only in the ordinary course consistent with past practices;

                  (b) the Subsidiaries will continue to operate the Stations in accordance with the terms of the FCC Licenses and in compliance with all applicable laws and FCC Rules consistent with past practices;

                  (c) none of the Companies or the Subsidiaries will amend its organizational documents;

                  (d) no Company or Subsidiary will (i) make any change in the number of shares of its capital stock authorized, issued or outstanding or grant or issue any option, warrant or other right to purchase, or convert any obligation into, shares of its capital stock or (ii) purchase or redeem any shares of its capital stock or any other security;

                  (e) the Seller will use its, and will cause the Companies and the Subsidiaries to use their, reasonable efforts to preserve intact the operations, organization and reputation of the Companies and the Subsidiaries, to keep available the services of the Companies' present officers and key employees, and to preserve the good will and business of the suppliers, advertisers and others having business relationships with the Companies and the Subsidiaries;

                  (f) the Companies and the Subsidiaries will pay or otherwise satisfy obligations (cash and barter) of each Station on a basis consistent with past practices;

                  (g) the Companies and the Subsidiaries will maintain its respective assets in the same condition (ordinary wear and tear excepted) as at the date hereof;

                  (h) none of the Companies or the Subsidiaries will remove or make any significant alterations to any of its assets;

                  (i) the Companies and the Subsidiaries will timely make all payments required to be paid under any Material Contract when due and otherwise pay all liabilities and satisfy all obligations within 90 days of invoice;

                  (j) neither the Companies nor the Subsidiaries will declare, pay or make any dividend or other distribution;

                  (k) the Companies and the Subsidiaries will maintain its books and records in accordance with generally accepted accounting principles;

                  (l) none of the Companies or the Subsidiaries will introduce any material change with respect to the operation of any Station including, without limitation, any material changes in the broadcast hours or in the percentages or types of programming broadcast by the Station or any other material change in the Station's programming policies, except such changes in the sole discretion of the Seller, the Companies or the Subsidiaries, as applicable, exercising good faith, as are required by the public interest;

                  (m) the Seller shall continue to maintain and carry its existing insurance as described on Schedule 4.1(j) hereto;

                  (n) none of the Seller, the Companies or the Subsidiaries will alter the terms of any existing Material Contract except for immaterial alterations;

                  (o) except to the extent required under existing Company Plans as in effect on the date of this Agreement, the Companies and the Subsidiaries will not increase or modify, or agree to increase or modify, the compensation, bonuses or other benefits or prerequisites for employees of any Station, except in the ordinary course of business consistent with past practice and except for bonuses referred to in
         Schedule 4.1(p);

                  (p) the Companies and the Subsidiaries will not incur any obligations or sell, dispose of or transfer any of the assets of any Station other than in the ordinary course of business consistent with past practice; and

                  (q) the Companies and the Subsidiaries will maintain advertising and promotional expenditures for the Stations at levels consistent with past practice.

                  5.3 ANTITRUST LAWS. As soon as practicable after the execution of this Agreement, the Buyer and the Seller shall each file with the FTC and the Antitrust Division any notifications required to be filed by themselves or their respective "ultimate parent" companies (as such term is defined in the HSR Act and the regulations promulgated thereunder) under the HSR Act with respect to the transactions contemplated by this Agreement. The parties hereto will use their respective reasonable best efforts to make such filings promptly, to respond to any requests for additional information made by either of such agencies and to cause the waiting periods under the HSR Act to terminate or expire at the earliest possible date. Each party hereto shall promptly inform the others of any material communication from the FTC, the Antitrust Division or any other domestic or foreign governmental authority regarding the sale of the Stock or any of the other transactions contemplated by this Agreement. If any party hereto or any of their respective Affiliates receives a request for additional information or documentary material from any such government or authority with respect to the sale of the Stock or the other transactions contemplated by this Agreement, then such party will endeavor in good faith to make, or cause to be made, as soon as reasonably practicable and after consultation with the other party hereto, an appropriate response in compliance with such request. The filing fee under the HSR Act shall be borne one-half by the Seller and one-half by the Buyer.

                  5.4 APPLICATIONS FOR FCC CONSENTS. (a) The Buyer agrees that prior to the filing of the FCC applications referred to below, it will either
(i) assign its rights to purchase GCI Dallas or GCI Texas (as defined below) to a trustee (the "TRUSTEE") who is independent of the Buyer within the meaning of
Section 73.3555 Note 2(e) of the FCC Rules, or (ii) agree to assign to the Trustee one of the other FM radio stations in the Dallas/Fort Worth market controlled by the Buyer. Within ten Business Days after the date of this Agreement (and the Buyer shall use its reasonable best efforts to make such filing within seven Business Days), the Seller, the Buyer and the Trustee shall file complete applications with the FCC seeking its approval of and consent to the transactions contemplated by this Agreement, consistent with the preceding sentence, and the Seller and the Buyer shall each use its best efforts to cause the FCC to extend the effectiveness of any such consents until all such consents have been granted. The Buyer and the Seller shall cooperate with each other in the preparation of such applications and shall take all steps necessary for the expeditious grant of such approvals and consents. Should the Buyer or the Seller become aware of facts which could reasonably be expected to materially and adversely affect or materially delay the issuance of such consents, such party shall promptly notify the other party in writing. The Seller and the Buyer covenant to take all steps necessary to permit the consummation of the transactions contemplated by this Agreement under the FCC Rules and the Buyer shall consummate and cause the Trustee to consummate the transactions with the Trustee contemplated in the first sentence of this Section. Each party shall bear its own costs and expenses (including the fees and disbursements of its counsel) in connection with the preparation of the portion of the FCC application to be prepared by it and in connection with the processing of the FCC application. FCC application fees shall be borne equally by the Seller and the Buyer.
                  (b) Notwithstanding anything set forth herein to the contrary, if the condition set forth in Section 6.1(b)(i) of this Agreement has been satisfied with respect to all Stations other than the Stations owned by GCI Dallas Holdings, Inc. ("GCI DALLAS") and GCI Texas Holdings, Inc. ("GCI TEXAS" and, together with GCI Dallas, the "TEXAS COMPANIES") prior to December 2, 1996, the parties agree that, at the Seller's or the Buyer's election, there shall be two closings as follows: (i) a closing (the "FIRST CLOSING") relating to the Stock with respect to the Companies other than the Texas Companies for a purchase price of $390,000,000 plus or minus the Adjustment Amount with respect to the Companies (excluding the Texas Companies) and (ii) a closing (the "SECOND CLOSING") relating to the Stock of the Texas Companies for a purchase price of $20,000,000 plus or minus the Adjustment Amount with respect to the Texas Companies (the "SECOND CLOSING PURCHASE PRICE") to occur on the second Business Day following satisfaction of the condition set forth in Section 6.1(b)(i) relating to the transfer of the Texas Companies, PROVIDED, HOWEVER, if the Second Closing has not occurred on or prior to December 2, 1996, then on such date, the Buyer shall pay the Seller the Second Closing Purchase Price in exchange for the Stock, at the option of the Buyer, of either GCI Dallas or GCI Texas. If the proviso to the preceding sentence becomes applicable, the Buyer and the Seller shall agree in good faith on a sale of the remaining Texas Company owned by the Seller to a third party, and the Seller shall cause the net proceeds of such sale to be paid to the Buyer; PROVIDED that the Seller shall not be required to incur any obligations or unreimbursed costs or expenses in connection with such sale. The Seller shall continue to retain control of and to receive the benefits of ownership of the Texas Companies until transfers of the related Stock thereof.
                  (c) During the period commencing on the date hereof and ending on the date of the sale of the remaining Texas Company by the Seller, the Seller shall cooperate (pursuant to written instructions by the Buyer) with the Buyer in connection with a sale of the Texas Companies; PROVIDED that the Buyer shall not provide any information to any potential purchaser of the Texas Companies that is considered confidential pursuant to the terms of the Confidentiality Agreement or the terms hereof without the prior consent of Herb McCord, which consent shall not be unreasonably withheld.
                  5.5 EMPLOYEE BENEFIT MATTERS. (a) The Buyer agrees that, during the period commencing at the Closing Date and ending on the one year anniversary of the Closing Date, the employees of the Companies and the Subsidiaries (other than those employees covered by a collective bargaining agreement) will continue to be provided with employee benefit plans which in the aggregate are substantially comparable to those currently provided by the Companies and the Subsidiaries to such employees. Subject to the foregoing, nothing herein shall prevent the amendment or termination of any such plan, program or arrangement.
                  (b) The Buyer shall, or shall cause the Companies or the Subsidiaries to, promptly pay or provide when due all compensation and benefits earned or accrued through or prior to the Closing Date as provided pursuant to the terms of any Company Plan. The Buyer shall, or shall cause the Companies or the Subsidiaries to, pay promptly or provide when due all compensation and benefits required to be paid pursuant to the terms of any individual agreement with any current or former employee or director in effect and disclosed to the Buyer as of the date hereof. Nothing in this Agreement shall require the continued employment of any person or prevent the Companies and/or the Buyer from taking any action or refraining from taking any action which the Companies could take or refrain from taking prior to the Closing Date.
                  (c) The Buyer shall, or shall cause the Companies or the Subsidiaries to, be responsible for any medical, life insurance, disability and other welfare plan expenses and benefits under the Company Plans or any plan implemented by the Buyer after the Closing with respect to claims incurred by employees of the Companies or the Subsidiaries who continue employment with the Companies or the Subsidiaries after the Closing Date ("Transferred Employees") and their covered dependents on or after the Closing Date. For purposes of this paragraph, a claim is deemed incurred when the services that are the subject of the claim are performed; in the case of long-term disability benefits, when the disability occurs; and, in the case of a hospital stay, when the employee first enters the hospital.
                  (d) With respect to any welfare  benefit  plans (as defined in section 3(1) of ERISA) maintained by the Buyer for the benefit of Transferred Employees on and after the Closing Date, the Parent shall (i) cause there to be waived any pre-existing condition limitations and (ii) give effect, in determining any deductible and maximum out-of-pocket limitations, to claims incurred and amounts paid by, and amounts reimbursed to, such Transferred Employees with respect to similar plans maintained by the Companies for their benefit immediately prior to the Closing Date.
                  (e) With respect to any accrued but unused vacation time to which any Transferred Employee is entitled pursuant to a Company Plan that is a vacation policy applicable to such Transferred Employee immediately prior to the Closing Date (the "Vacation Policy"), the Buyer shall allow such Transferred Employee to use such accrued vacation; PROVIDED, HOWEVER, that if the Buyer deems it necessary to disallow such employee from taking such accrued vacation, the Buyer shall be liable for and pay in cash to each such Transferred Employee an amount equal to such vacation time in accordance with terms of the Vacation Policy; PROVIDED, FURTHER, that the Buyer shall be liable for and pay in cash an amount equal to such accrued vacation time to any Transferred Employee whose employment terminates for any reason other than "cause" (as defined on Schedule 5.5 hereof) prior to the close of business on the last calendar day of the year during which the Closing Date occurs.
                  (f) The Buyer and the Seller shall each comply in all respects with the Worker Adjustment Retraining Notification Act.
                  5.6 CREDIT AGREEMENT. At or prior to the Closing, the Seller shall repay all obligations under the Credit Agreement, indebtedness for borrowed money and purchase money mortgages and obtain releases, in form and substance reasonably acceptable to the Buyer, removing all Liens created pursuant to the Credit Agreement, the related pledge agreement and subsidiary guarantee and pledge agreement, and any documents evidencing or ancillary to any other indebtedness for borrowed money or purchase money mortgages.
                  5.7 NOTIFICATION. (a) The Seller and the Companies shall notify the Buyer of any material litigation, arbitration or administrative proceeding pending or, to its knowledge, threatened against any of the Seller, the Companies or the Subsidiaries which challenges the transactions contemplated hereby or which could have a Material Adverse Effect.
                  (b) Between the date of this Agreement and the Closing, the Seller shall keep the Buyer reasonably informed of all material operational matters and business developmts known to the Seller with respect to the Stations and their respective markets, including any competitive changes.
                  5.8 NO INCONSISTENT ACTION. None of the Seller, the Companies or the Subsidiaries shall take any action which is inconsistent with its obligations under this Agreement or that would hinder or delay the consummation of the transactions contemplated by this Agreement. None of the Seller, the Companies or the Subsidiaries will take any action that would disqualify or impair any such person as an assignor of any FCC License or licensee, owner or operator of any of the Stations.
                  5.9 NON-SOLICITATION. Between the date of this Agreement and the Closing Date, none of the Seller, the Companies or the Subsidiaries nor any Affiliate thereof shall, directly or indirectly, (i) solicit, initiate or encourage submission of any proposal or offer from any Person relating to any acquisition or purchase of any capital stock or assets of any Company, any Subsidiary or any Station or any other transaction that would result in the transfer of control of any Company, any Subsidiary or any Stations or an investment of any kind by any Person in any Subsidiary (each an "ACQUISITION PROPOSAL") or (ii) participate in any discussions or negotiations regarding, or furnish to any Person any information with respect to, an Acquisition Proposal or any of the foregoing, except to the extent required by law, or (iii) otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any other Person to do or seek any of the foregoing.
                  5.10 FINANCIAL STATEMENTS. (a) As soon as such financial statements become available, the Seller will deliver to the Buyer a copy of (i) the audited consolidated balance sheet of the Seller as at December 31, 1995, the audited consolidated income statement and statement of cash flows of the Seller for the year ended December 31, 1995 and (ii) the unaudited balance sheets for the Companies as at December 31, 1995 and unaudited income statements of the Companies for the year ended December 31, 1995. Such financial statements shall be prepared in accordance with generally accepted accounting principles applied on a consistent basis, except as may be indicated in the notes thereto. Such financial statements shall be true and complete and fairly present in all material respects the financial condition and the results of operations of the Seller and the Companies, taken as a whole, respectively, as of December 31, 1995 and for the year ended December 31, 1995.
                  (b) Within 30 days after the end of each month until the Closing Date, the Seller shall deliver to the Buyer an unaudited statement of the gross revenue, net revenue, expenses and cash flow for the Stations in each of the five markets of the Seller for the month then ended, along with a balance sheet as of the end of such month. All statements furnished pursuant to this
Section 5.10 shall present fairly in all material respects, as of the dates and for the periods stated therein, the financial information set forth therein with respect to the Stations taken as a whole. The Seller shall also deliver to the Buyer regularly prepared internal pacing reports for each of the Stations every two weeks.
                  (c) Subject to Section 5.4(c), the Buyer agrees to maintain such information provided pursuant to this Section 5.10 in strict confidence pursuant to the terms of the Confidentiality Agreement. In addition, the Buyer shall limit access to such information to corporate officers of the Buyer located in its principal executive offices in New York City and the Buyer's representatives and will not permit any employees of any stations that compete with any of the Stations to have access to such information.
                  5.11 REPAIR OF ASSETS. The Seller shall cause to be repaired, replaced or restored any damaged or lost material asset of the Companies and Subsidiaries to its prior condition as soon as possible and in no event later than the Closing; PROVIDED, HOWEVER, that the Seller shall have no obligation to cause the repair, replacement or restoration of any such damaged or lost asset
(i) that is obsolete if no replacement asset is necessary or useful for the continued operation of the applicable Station consistent with past practice or
(ii) if the cost to repair, replace or restore such asset is less than $100,000. If the Seller is unable or fails to repair, replace or restore any such damaged or lost asset prior to the Closing, and the cost of such repair, replacement or restoration would exceed $200,000, the Buyer may elect to terminate this Agreement pursuant to Section 8.1(a)(vi) but only if (a) the Buyer shall have provided the Seller 60 days to repair, replace or restore such asset or (b) if such asset cannot be repaired, replaced or restored within such 60 days, the Seller does not offer to reduce the Stock Purchase Price by the cost of repairing, replacing or restoring such asset (less the amount of any anticipated insurance proceeds related thereto).

                  5.12 CERTAIN EXISTING LIABILITIES.  (a) The Seller agrees that
(i) it  will  satisfy  in  full  prior  to  the  Closing,  or  provide  for  the satisfaction of in a manner reasonably acceptable to the Buyer after the Closing, all obligations to make payments under the Non-Competition Agreement, dated as of March 31, 1995, by and between GCI Orange, Inc. and Mr. John Tenaglia or (ii) the amount of such payments will be reflected in Working Capital or Long-Term Liabilities on the Closing Date Balance Sheet.
                  (b) The Seller shall use its reasonable efforts to cause the premises (the "EXCESS LEASED SPACE") covered by the Lease Agreement, dated
November 1, 1989, between Crown-Urban Square I, Ltd., as lessor, and Summit-Dallas Broadcasting Corporation, as lessee, and the Lease Takeover Agreement, dated February 24, 1989, between Sherry Lane Associates, as lessor, and Gilmore Broadcasting Corporation, as lessee (the "TEXAS LEASES"), to be subleased to a third party (who shall be reasonably satisfactory to the Buyer; provided that the Buyer may not object to any party on the basis of its creditworthiness if such creditworthiness is substantially comparable to that of the Seller or the Buyer) for the term of such leases and pay or provide for the payment (including by reducing the Stock Purchase Price) of any shortfall in the lease payment obligations of the Companies under the Texas Leases after taking into account payments under such subleases and the time value of money discounted at the rate of 8% per annum. If the Seller has not caused the Excess Leased Space to be subleased prior to the closing of the Texas Companies, then it shall provide for the release of the lessee from the applicable Texas Lease and the assumption of the liabilities thereunder on terms and conditions reasonably satisfactory to the Buyer; provided that the assumption of all such liabilities by any Person that has a creditworthiness that is substantially comparable to the Seller or the Buyer shall be deemed to be satisfactory to the Buyer.
                  5.13 COMMITMENTS FOR FINANCING. The Buyer will diligently and timely take, or cause to be taken, all necessary or appropriate action, to obtain sufficient cash on hand to allow the Buyer to pay the Stock Purchase Price, consummate the transactions contemplated hereby and pay related fees and expenses of the Buyer and to obtain a consent to the transactions contemplated hereby under its senior credit facility. Nonetheless, the obligations of the Buyer hereunder are not subject to a contingency based on the availability or suitability of financing.
                  5.14 FURTHER ACTIONS. Subject to the terms and conditions hereof, each of the parties hereto agrees to use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement, including using its reasonable best efforts: (i) to obtain any licenses, permits, consents, approvals, authorizations, qualifications and orders of governmental authorities as are required in connection with the consummation of the transactions contemplated hereby; (ii) to effect all necessary registrations and filings; (iii) to take such reasonable actions to defend any lawsuits or other legal proceedings, whether judicial or administrative, whether brought derivatively or on behalf of third parties (including governmental agencies or officials), challenging this Agreement or the consummation of the transactions contemplated hereby; and (iv) to furnish to each other such information and assistance as is reasonably requested in connection with the foregoing.

                        ARTICLE VI: CONDITIONS PRECEDENT
                  6.1 CONDITIONS PRECEDENT TO OBLIGATIONS OF PARTIES. The respective obligations of the parties hereto are subject to the satisfaction (or waiver by each of the Seller and the Buyer) at or prior to the Closing of each of the following conditions:
                  (a) NO INJUNCTION. No order of any court or any administrative agency shall be in effect which restrains or prohibits the transactions contemplated hereby.

                  (b) REGULATORY APPROVALS. (i) Subject to Section 5.4(b), the FCC shall have entered an order or orders approving or consenting to the transfer of control of the FCC Licenses of the Companies (the "FCC CONSENT") and, if required by the Buyer, such order shall have become a Final Order. The FCC Consent shall not have been dissolved, rescinded, adversely modified, or adversely amended, and shall be in full force and effect on the Closing Date and shall be a Final Order and (ii) all applicable waiting periods under the HSR Act applicable to the transactions contemplated hereby shall have expired or been terminated.

                  (c) REVERSAL AGREEMENT. If the Closing with respect to any of the Stations occurs prior to the receipt of the Final Order, the Seller shall have executed and delivered to the Buyer a Reversal Agreement (the "REVERSAL AGREEMENT") in form and substance reasonably satisfactory to the parties hereto.

                  6.2  CONDITIONS PRECEDENT TO OBLIGATION OF THE BUYER.
The obligation of the Buyer to consummate the transactions
contemplated by this Agreement is subject to the satisfaction (or waiver by the Buyer) at or prior to the Closing of each of the following additional conditions:
                  (a) ACCURACY OF REPRESENTATIONS AND WARRANTIES. The representations and warranties of the Seller contained herein shall have been true and correct in all material respects on and as of the date hereof; PROVIDED that any lost or damaged asset (or action related thereto) that is the subject of the provisions of Section 5.11, shall not be a basis for the Buyer to assert that this condition is not satisfied.

                  (b) PERFORMANCE OF AGREEMENTS. The Seller shall have performed in all material respects all obligations and agreements, and complied in all material respects with all covenants and conditions, contained in this Agreement to be performed or complied with by it prior to or on the Closing Date.

                  (c) CERTIFICATE. The Buyer shall have received (i) a certificate of the Seller, dated the Closing Date, executed on behalf of the Seller by its General Partner to the effect that the conditions specified in paragraphs (a) and (b) above have been fulfilled.

                  (d) LEGAL OPINIONS. The Buyer shall have received a legal opinion from Simpson Thacher & Bartlett, dated the Closing Date, in form reasonably satisfactory to the Buyer and (ii) a legal opinion of Wiley, Rein & Fielding, dated the Closing Date, in form reasonably satisfactory to the Buyer.

                  (e) NO MATERIAL ADVERSE CHANGE. Between the date hereof and the Closing Date, there shall not have occurred any material adverse change in the condition (financial or otherwise), business or results of operations of the Companies, taken as a whole; provided that the following shall not be deemed to constitute a material adverse change for purposes of this Section 6.2(d): adverse effects caused by (a) reductions in the market value of radio stations generally, including reductions in multiples of broadcast cash flow paid for radio stations,
         (b) regulatory changes or political events affecting the broadcasting industry generally, (c) technical developments generally, (d) changes in the financial markets, (e) general economic conditions, (f) war or armed hostilities, (g) calamities, disasters and acts of God, (h) any action taken by the Buyer or any of its Affiliates, including, without limitation, any change in the operations, policies, programming or format, at any station owned or controlled by the Buyer or such Affiliate that is in the same market as any of the Stations, or (i) any action taken by the Buyer, or by Seller or any of the Companies at the written request of the Buyer, relating to the sale or attempted sale of the Texas Companies.

                  (f) FIRPTA CERTIFICATES. The Seller shall have delivered to Buyer a certificate of the Seller satisfying the requirements of Treas. Reg. ss. 1.1445-2(b).

                  (g) RESIGNATION OF DIRECTORS. All directors of any Company and any Subsidiary whose resignations shall have been requested by Buyer not less than five Business Days prior to the Closing Date shall have submitted their resignations or been removed from office effective as of the Closing Date.

                  (h) RELEASE. The Seller shall have executed a release, in form and substance reasonably satisfactory to Buyer, pursuant to which the Seller and its Affiliates release each Company and each Subsidiary and the present and former directors, officers, agents and employees of each Company and each Subsidiary from any and all actions, claims, causes of action or liability of any nature, in law or equity, known or unknown and whether or not heretofore asserted, which the Seller ever had, now has or hereafter can, shall or may have against any of the foregoing for, upon or by reason of any matter, cause or thing whatsoever from the formation of each Company and each Subsidiary to the Closing Date.

                  (i) RENEWAL LICENSES. The FCC shall have granted the pending license renewal applications for the Atlanta and Orlando Stations, without condition, and such grants shall, if required by the Buyer, have become a Final Order.

                  (j)   TERMINATION  OF   AGREEMENTS.   The  Seller  shall  have
         terminated, without liability after the Closing, each of the agreements described on Schedule 4.1(s).

                  6.3 CONDITIONS PRECEDENT TO THE OBLIGATION OF THE SELLER. The obligation of the Seller to consummate the transactions contemplated by this Agreement is subject to the satisfaction (or waiver by the Seller) at or prior to the Closing of each of the following additional conditions:
                  (a) ACCURACY OF REPRESENTATIONS AND WARRANTIES. The representations and warranties of the Buyer contained herein shall have been true and correct in all material respects on and as of the date hereof.

                  (b) PERFORMANCE OF AGREEMENTS. The Buyer shall have performed in all material respects all obligations and agreements, and complied in all material respects with all covenants and conditions, contained in this Agreement to be performed or complied with by it prior to or on the Closing Date.

                  (c) CERTIFICATE. The Seller shall have received a certificate of the Buyer, dated the Closing Date, executed on behalf of the Buyer by its President or any Senior Vice President, to the effect that the conditions specified in paragraphs (a) and (b) above have been fulfilled.

                  (d) LEGAL OPINIONS. The Seller shall have received (i) a legal opinion from Debevoise & Plimpton, dated the Closing Date, in form reasonably satisfactory to the Seller and (ii) a legal opinion of Leventhal, Senter & Lerman, dated the Closing Date, in form reasonably satisfactory to the Seller.

                 ARTICLE VII: ASSUMPTION OF CERTAIN OBLIGATIONS
                                      AND LIABILITIES; INDEMNIFICATION

                  7.1 ASSUMPTION AND INDEMNIFICATION. (a) The Buyer hereby agrees to indemnify and hold the Seller and its directors, officers, partners, employees, agents and other affiliates (other than the Companies) (collectively, the "SELLER INDEMNIFIED PARTIES") harmless against and in respect of all losses, liabilities, damages, costs and expenses (including costs of suit and reasonable attorneys' fees and expenses) (collectively, "LIABILITIES"), incurred by any of them on or after the Closing Date relating to the assets, business, operations, conduct, products and employees (including retired employees) of the Companies and the Subsidiaries (including any loss, liability, claim, damage or expenses relating to the termination by the Buyer or the Companies and the Subsidiaries after the Closing of any employee of the Companies or the Subsidiaries or any change in the terms of employment of any employee of the Companies or the Subsidiaries after the Closing) imposed on any Seller Indemnified Party.

                  (b) The Seller hereby agrees to indemnify and hold the Buyer and its directors, officers, employers, agents and other Affiliates (including the Companies and the Subsidiaries after the Closing) (collectively, the "BUYER INDEMNIFIED PARTIES") harmless against and in respect of all Liabilities incurred by the Seller relating to the assets, business, operations, conduct, products and employees (including retired employees) of any Affiliate of the Seller (other than the Companies and the Subsidiaries).
                  (c) All  Liabilities  referred to in the foregoing  paragraphs
(a) and (b) are collectively referred to as "INDEMNIFIED LIABILITIES" and "INDEMNIFIED PARTY" shall mean either a Seller Indemnified Party or a Buyer Indemnified Party.
                  7.2 PROCEDURE. If any claim or demand by any person is made against an Indemnified Party, and if such Indemnified Party intends to seek indemnity with respect thereto under this Article VI, such Indemnified Party shall promptly notify the indemnifying party in writing of such claim or demand, provided that the failure to so notify the indemnifying party shall not relieve the indemnifying party from any liability which it may have hereunder unless it is actually prejudiced thereby. The indemnifying party shall have 30 days after receipt of such notice to undertake, conduct and control, through counsel of its own choosing and at its own expense, the settlement or defense thereof, and the Indemnified Party shall cooperate with the indemnifying party in connection therewith; PROVIDED that the Indemnified Party may participate at its own expense in such settlement or defense through counsel chosen by such Indemnified Party. The Indemnified Party shall have the right to pay or settle any such claim; PROVIDED that in such event it shall waive any right to indemnity therefor by the indemnifying party. If the indemnifying party does not notify the Indemnified Party within 30 days after the receipt of the Indemnified Party's notice of a claim of indemnity hereunder that it elects to undertake the defense thereof, the Indemnified Party shall have the right to contest, settle or compromise the claim in its sole discretion and shall not thereby waive any right to indemnity therefor pursuant to this Agreement. The indemnifying party shall not, except with the consent of the Indemnified Party, enter into any settlement that does not include as an unconditional term thereof the giving by the person or persons asserting such claim to all Indemnified Parties an unconditional release from all liability with respect to such claim or consent to entry of any judgment. Notwithstanding the foregoing, following the Closing, the Buyer will afford, and cause the Companies and the Subsidiaries to afford, to the Seller Indemnified Parties and their counsel, accountants and other authorized representatives reasonable access during normal business hours to the properties, books and records of the Companies and the Subsidiaries (and permit the Seller Indemnified Parties and their counsel, accountants and other authorized representatives to make copies of such books and records at their own expense), to the extent that such access may be reasonably required to facilitate the investigation, litigation and final disposition of any claim which may have been or may be made against any Seller Indemnified Party relating to the Companies or the Subsidiaries or any of the transactions contemplated by this Agreement. The Seller Indemnified Parties shall hold any such confidential information in confidence on the same terms and subject to the same conditions applicable to Buyer in Section 5.1(b) hereof.
                  7.3 PAYMENT. On each occasion that an Indemnified Party shall be entitled to indemnification or reimbursement under this Article VII, the indemnifying party shall, at each such time, promptly pay the amount of such indemnification or reimbursement. If the Indemnified Party shall be entitled to indemnification under this Article VII and the indemnifying party shall not elect to control any legal proceeding in connection therewith, the indemnifying party shall pay upon request from time to time to the Indemnified Party an amount equal to the Indemnified Party's costs and expenses arising as a result of such proceeding which have not been previously reimbursed.

                           ARTICLE VIII: MISCELLANEOUS
                  8.1  TERMINATION AND ABANDONMENT.
                  (a) GENERAL. This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time, but not later than the Closing Date:
                         (i) by mutual written consent of the Buyer and the Seller;

                        (ii) by the Buyer after December 2, 1996 if, through no fault of the Buyer, the Closing shall not have occurred;

                       (iii) by the Seller after December 2, 1996 if, through no fault of the Seller, the Closing shall not have occurred;

                        (iv) by the Buyer if there has been a material breach of any representation, warranty or covenant made in this Agreement by the Seller;

                         (v) by the Seller if there has been a material breach of any representation, warranty or covenant made in this Agreement by the Buyer;

                        (vi) by the Buyer in accordance with Section 5.11; or

                       (vii) by the Buyer if (a) one or more FM Stations shall have operated at less than one half of their full authorized effective radiated power for a period of more than seven consecutive days or an aggregate of ten days in any month period, (b) the Buyer shall have used its reasonable efforts to assist the Companies in returning such Stations to operation at full authorized effective radiated power (at the expense of the Seller), and (c) such operation at less than one half of full authorized effective radiated power shall result in a reduction in broadcast cash flow that is material to all the FM Stations taken as a whole.


                  (b) PROCEDURE UPON TERMINATION. In the event of the termination and abandonment of this Agreement, written notice thereof specifying in sufficient detail the basis for such termination (including, in respect of any termination pursuant to clause (iv) or (v) of Section 8.1(a), reasonably sufficient detail of the breaches of representation, warranty or covenant) shall promptly be given to the other party hereto and this Agreement shall terminate and the transactions contemplated hereby shall be abandoned without further action by any of the parties hereto.

                  (c) SURVIVAL OF CERTAIN PROVISIONS. The respective obligations of the parties hereto pursuant to this Section 8.1 and Sections 8.2 and 8.10 shall survive any termination of this Agreement and Sections 5.4(b) and 5.4(c) shall survive termination of this Agreement for six months.

                  8.2 FEES AND EXPENSES. Subject to Section 8.1(a)(vii), whether or not the transactions contemplated hereby are consummated, each of the parties hereto shall pay its own fees and expenses incident to the negotiation, preparation and execution of this Agreement, including attorneys', accountants' and other advisors' fees and the fees and expenses of any broker, finder or agent retained by such party in connection with the transactions contemplated by the Agreement.
                  8.3 NO CONTROL BY THE BUYER. Between the date of this Agreement and the Closing Date, the Buyer shall not directly or indirectly control, supervise or direct, or attempt to control, supervise or direct, the operations of the Stations, but such operations shall be the sole responsibility and in the complete discretion of the Seller, the Companies and the Subsidiaries.
                  8.4 TRANSFER TAXES. Any transfer tax shall be borne one-half by the Buyer and one-half by the Seller.
                  8.5 NOTICES. All notices, requests, demands, waivers and other communications required or permitted to be given under this Agreement shall be in writing delivered by hand, telex, facsimile or registered letter with return receipt requested and shall be deemed to have been duly given or made when delivered by hand, or, in the case of telex notice, when sent, answerback received, or, in the case of facsimile note or registered letter, when received by the addressee, addressed as follows:

                           (a)  if to the Seller, to it at:

                                    Granum Communications, Inc.
                                    100 Wall Street
                                    Suite 603
                                    New York, New York  10005
                                    Attention:  Mr. Herbert W. McCord
                                    Telephone:  (212) 809-2900
                                    Telecopy:  (212) 809-4010

                                    with a copy to:

                                    Kohlberg Kravis Roberts & Co., L.P.
                                    9 West 57th Street
                                    Suite 4250
                                    New York, New York  10019
                                    Attention:  Mr. Scott M. Stuart
                                    Telephone:  (212) 750-8300
                                    Telecopy:  (212) 750-0003

                                                     and

                                    Simpson Thacher & Bartlett
                                    425 Lexington Avenue
                                    New York, New York  10017
                                    Attention:  John W. Carr, Esq.
                                    Telephone:  (212) 455-2000
                                    Telecopy:  (212) 455-2502

                           (b)  if to the Buyer, to it at:

                                    Infinity Broadcasting Corporation
                                    600 Madison Avenue
                                    New York, New York 10022
                                    Attention: Mr. Farid Suleman
                                    Telephone: (212) 750-6400
                                    Telecopy:  (212) 888-2959

                                    with a copy to:

                                    Debevoise & Plimpton
                                    875 Third Avenue
                                    New York, New York 10022
                                    Attention:  Richard D. Bohm, Esq.
                                    Telephone:  (212) 909-6000
                                    Telecopy:  (212) 909-6836
or to such other persons or addresses as any party shall specify as to itself by notice in writing to the other parties.
                  8.6 ENTIRE AGREEMENT. This Agreement (including the Schedules hereto) constitutes the entire agreement between the parties hereto and supersedes all prior agreements and understandings, oral and written, between the parties hereto with respect to the subject matter hereof.
                  8.7 BINDING EFFECT; BENEFIT. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns. Nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties hereto or their respective successors and assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.
                  8.8 ASSIGNABILITY. This Agreement shall not be assigned by either of the parties hereto without the prior written consent of the other party; provided, however, that the Buyer may, without the prior written consent of the Seller, assign all of its rights hereunder to one or more entities, 100% of the interests in which are owned directly or indirectly by the Buyer, except that no such assignment shall be permitted without the written consent of the Seller if such assignment would subject the FCC application to an additional public notice period under the FCC Rules, and provided that, notwithstanding any such assignment, the Buyer shall remain liable to perform all of its obligations hereunder.
                  8.9 AMENDMENT AND MODIFICATION; WAIVER. Subject to applicable law, this Agreement may be amended, modified and supplemented by a written instrument authorized and executed on behalf of the parties at any time prior to the Closing Date with respect to any of the terms contained herein. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and executed by the party so waiving. Except as provided in the preceding sentence, no action taken pursuant to this Agreement, including without limitation, any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representations, warranties, covenants, or agreements contained herein, and in any documents delivered or to be delivered pursuant to this Agreement and in connection with the Closing hereunder. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any other or subsequent breach.
                  8.10 PUBLIC ANNOUNCEMENTS. Unless otherwise required by law or any regulation or rule of any stock exchange binding upon the Seller or the Buyer, prior to the Closing no news release or other public announcement pertaining to the transactions contemplated by this Agreement will be made by or on behalf of any party hereto without the prior written approval of the other party (such consent not to be unreasonably withheld or delayed). Where any announcement, communication or circular concerning the transactions referred to in this Agreement is required by law or any regulation or rule of any stock exchange it shall be made by the relevant party after consultation, where reasonably practicable, with the other party and taking into account the reasonable requirements (as to timing, contents and manner of making or despatch of the announcement, communication or circular) of the other party.

                  8.11 KNOWLEDGE. Whenever this Agreement makes reference to the knowledge of (i) the Seller, such reference shall be construed to mean the actual knowledge of Herbert McCord, Peter Ferrara, or Michael Weinstein, (ii) the Companies or the Subsidiaries, such reference shall be construed to mean the actual knowledge of the General Manager of the applicable Station or Stations.
                  8.12 NO RECOURSE. No recourse shall be available to the assets of any natural person that is a partner or an Affiliate of any partner (including the general partner of the Seller), or any officer, director, agent, employee, shareholder or partner thereof for any obligations of the Seller to the Buyer pursuant to this Agreement.
                  8.13 SECTION HEADINGS. The section headings contained in this Agreement are inserted for reference purposes only and shall not affect the meaning or interpretation of this Agreement.
                  8.14 COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, and all of which together shall be deemed to be one and the same instrument.
                  8.15 APPLICABLE LAW. This Agreement and the legal relations between the parties hereto shall be governed by and construed in accordance with the laws of the State of New York without regard to conflicts of laws principles thereof.

                  IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

                                          INFINITY BROADCASTING CORPORATION



                                          By:______________________________
                                          Name:
                                          Title:



                                          GRANUM HOLDINGS L.P.

                                          By:      Radio Associates, L.P.,
                                                   General Partner

                                          By:      KKR Associates, its
                                                   General Partner



                                          By:______________________________
                                          Name:
                                          Title:  General
                                                  Partner